EXHIBIT 99.1

SJW CORP. ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

SAN JOSE, CA, April 24, 2013 – SJW Corp. (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2013. Operating revenue was $50.1 million in the quarter compared to $51.2 million in 2012. The $1.1 million decrease in revenue was primarily attributable to $3.3 million due to lower customer usage. This decrease was partially offset by the recognition of certain balancing and memorandum accounts of $1.8 million which management has determined are probable of future recovery.

Water production costs for the first quarter of 2013 were $18.3 million versus $20.1 million for the same period in 2012, a decrease of $1.8 million. The decrease in water production costs was primarily attributable to $1.9 million in lower costs due to an increase in the use of available surface water supply and $841,000 in lower customer water usage, partially offset by $944,000 in higher per unit costs for purchased water and groundwater extraction charges. Operating expenses, excluding water production costs, increased $1.8 million to $26.1 million from $24.3 million. The increase was due to an increase in administrative and general expenses of $946,000 related to the development of our water supply project in Texas, $508,000 of higher depreciation expense, $211,000 in higher maintenance expenses and $114,000 in higher taxes other than income taxes. The effective consolidated income tax rate was 41% and 42% for the quarters ended March 31, 2013 and 2012, respectively.

Interest on long-term debt and other includes a pre-tax gain on the sale of a real estate investment property in Connecticut of approximately $1.1 million.

Net income was $1.3 million for the quarter ended March 31, 2013, compared to $1.1 million for the same period in 2012. Diluted earnings per share were $0.07 for the quarter ended March 31, 2013, compared to $0.06 per diluted share for the same period in 2012.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1825 per share. The dividend is payable on June 3, 2013 to shareholders of record on May 6, 2013.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2013	2012
OPERATING REVENUE	$50,139	51,149
OPERATING EXPENSE:
Production Costs:
Purchased water	10,119	13,577
Power	885	865
Groundwater extraction charges	4,590	2,946
Other production costs	2,713	2,756
Total production costs	18,307	20,144
Administrative and general	11,494	10,548
Maintenance	3,200	2,989
Property taxes and other non-income taxes	2,549	2,435
Depreciation and amortization	8,816	8,308
Total operating expense	44,366	44,424
OPERATING INCOME	5,773	6,725
Interest on long-term debt and other	(3,526)	(4,817)
Income before income taxes	2,247	1,908
Provision for income taxes	930	799
NET INCOME	1,317	1,109
Other comprehensive income (loss), net	354	(11)
COMPREHENSIVE INCOME	$1,671	1,098

EARNINGS PER SHARE
Basic	$0.07	0.06
Diluted	$0.07	0.06
DIVIDENDS PER SHARE	$0.18	0.18
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	18,689	18,612
Diluted	18,889	18,821

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2013	December 31, 2012
ASSETS
Utility plant:
Land	$10,178	10,156
Depreciable plant and equipment	1,185,699	1,166,220
Construction in progress	25,517	24,298
Intangible assets	18,102	15,561
Total utility plant	1,239,496	1,216,235
Less accumulated depreciation and amortization	391,989	384,675
Net utility plant	847,507	831,560

Real estate investments	76,347	74,232
Less accumulated depreciation and amortization	9,452	9,045
Net real estate investments	66,895	65,187
CURRENT ASSETS:
Cash and cash equivalents	2,145	2,522
Accounts receivable and accrued unbilled utility revenue	28,517	29,944
Long-lived assets held-for-sale	—	7,768
Prepaid expenses and other	3,505	2,677
Total current assets	34,167	42,911
OTHER ASSETS:
Investment in California Water Service Group	7,664	7,067
Debt issuance costs, net of accumulated amortization	5,120	5,226
Regulatory assets, net	131,496	130,488
Other	5,842	5,060
	150,122	147,841
	$1,098,691	1,087,499

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$9,739	9,724
Additional paid-in capital	26,730	26,117
Retained earnings	234,324	236,453
Accumulated other comprehensive income	2,664	2,310
Total shareholders' equity	273,457	274,604
Long-term debt, less current portion	335,436	335,598
Total capitalization	608,893	610,202
CURRENT LIABILITIES:
Line of credit	22,100	15,300
Current portion of long-term debt	579	5,392
Accrued groundwater extraction charge, purchased water and purchased power	6,619	5,072
Accounts payable	10,908	8,481
Accrued interest	5,571	5,355
Other current liabilities	13,371	9,507
Total current liabilities	59,148	49,107

DEFERRED INCOME TAXES AND CREDITS	149,199	149,013
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	196,393	196,743
POSTRETIREMENT BENEFIT PLANS	75,915	73,425
OTHER NONCURRENT LIABILITIES	9,143	9,009
	$1,098,691	1,087,499

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